UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 24, 2013

Willamette Valley Vineyards, Inc.

(Exact name of Company as specified in its charter)

Oregon	0-21522	93-0981021
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

8800 Enchanted Way SE
Turner, OR 97392

(Address of principal executive offices)

(503) 588-9463

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 24, 2013, James Z. Voss submitted his notice of resignation from his position as Controller of Willamette Valley Vineyards, Inc. (the “Company”), effective May 9, 2013.  Mr. Voss serves as the Company’s Principal Financial and Accounting Officer. Richard F. Goward Jr, CPA, CMA, age 58, became the Company’s Chief Financial Officer as of May 1, 2013. There are no interested party transactions between WVVI and Richard Goward, and no familial relations between he and any director or officer of WVVI.

Prior to this appointment, Mr. Goward announced his retirement, effective April 30, 2013, as the CFO for Oregon’s largest city, Portland, where he oversaw a financial operation with a $3.7 billion annual budget from April 2010 through April 30, 2013.  From 1997 to 2010 Mr. Goward was the CFO for Salem-Keizer Public Schools, Oregon’s second largest school district.  At Salem-Keizer, Mr. Goward also supervised many support departments during his tenure, including Facilities, Technology, Food Services, Risk Management, Security, Reprographics and Transportation.  From 1986 to 1997 Mr. Goward worked at Chemeketa Community College, where he was the Business Manager and Director of Auxiliary Services, overseeing the Food Service Operations, Bookstore and Reprographics departments.  From 1981 to 1986 Mr. Goward worked in private CPA practices as an Associate, then Partner, and from 1977 to 1981 was on active duty as an officer in the US Navy.  During his working career, Mr. Goward also served as an Adjunct Professor of Accounting at Willamette University’s Atkinson Graduate School of Management for over 20 years, teaching cost accounting.  Additionally, after active duty with the Navy, he joined the Navy Reserve and retired after 26 years at the rank of Captain.  Mr. Goward is a licensed CPA in the State of Oregon and also earned the designation of Certified Management Accountant (CMA).  Mr. Goward received his BS degree in Business from Oregon State University, and an MBA from Willamette University.

James W. Bernau, Chief Executive Officer, will serve as interim Chief Financial Officer through the filing of the 2013 First Quarter 10Q.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned.

WILLAMETTE VALLEY VINEYARDS, INC.

Date: May 1, 2013	By:	/s/ JAMES W. BERNAU
James W. Bernau President

2